Exhibit 10.1

AMENDMENT NO. 7

TO AMENDED AND RESTATED LOAN AGREEMENT

This AMENDMENT NO. 7 TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) is entered into as of March 2, 2022, by and among PREFORMED LINE PRODUCTS COMPANY, an Ohio corporation (“PLP”), PREFORMED LINE PRODUCTS (AUSTRALIA) PTY LTD., a corporation incorporated under the laws of the Commonwealth of Australia (“PLP Australia”), BELOS-PLP S.A., a company organized under the laws of Poland (“PLP Poland”), PT PREFORMED LINE PRODUCTS INDONESIA, a company organized under the laws of Indonesia, PLP SUBCON GMBH, a limited liability company established and existing under the laws of Austria (“PLP Austria”, and collectively with PLP, PLP Australia, PLP Poland and PLP Indonesia, the “Borrowers” and each a “Borrower”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, its successors and assigns, as lender (“Bank”).

WITNESSETH:

WHEREAS, PLP, PLP Australia and Bank have entered into that certain Amended and Restated Loan Agreement, dated as of September 24, 2015, as amended pursuant to that certain (1) Amendment No. 1 to Amended and Restated Loan Agreement, dated as of November 6, 2015, by and among PLP, PLP Australia, and Bank, (2) Amendment No. 2 to Amended and Restated Loan Agreement, dated as of August 22, 2016, by and among PLP, PLP Australia, and Bank, (3) Joinder and Amendment No. 3 to Amended and Restated Loan Agreement, dated as of March 13, 2018, by and among PLP, PLP Australia, PLP Poland, and Bank, (4) Amendment No. 4 to Amended and Restated Loan Agreement, dated as of November 30, 2018, by and among PLP, PLP Australia, PLP Poland, and Bank, (5) Amendment No. 5 to Amended and Restated Loan Agreement, dated as of April 25, 2019, by and among PLP, PLP Australia, PLP Poland, PLP Indonesia, and Bank, and (6) Joinder and Amendment No. 6 to Amended and Restated Loan Agreement, dated as of March 25, 2020, by and among PLP, PLP Australia, PLP Poland, PLP Indonesia, PLP Austria and Bank (as amended by this Amendment, and as further amended, restated, modified or supplemented from time to time, the “Loan Agreement”), pursuant to which Bank has made certain loans and financial accommodations available to the Borrowers; and

WHEREAS, the parties desire to otherwise amend the Loan Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

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1.
DEFINED TERMS.

Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Loan Agreement.

2.
AMENDMENTS TO THE LOAN AGREEMENT.

The Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan Agreement attached as Exhibit A hereto.

3.
REPRESENTATIONS AND WARRANTIES.

Each of the Borrowers hereby represents and warrants to Bank as follows:

4.1 The Amendment. This Amendment has been duly and validly executed by an authorized officer of such Borrower and constitutes the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms.

4.2 Loan Agreement. The Loan Agreement, as amended by this Amendment, remains in full force and effect and remains the valid and binding obligation of each Borrower enforceable against each Borrower in accordance with its terms. Each Borrower hereby ratifies and confirms the Loan Agreement.

4.3 Claims and Defenses. As of the date of this Amendment, no Borrower has any defenses, claims, counterclaims or setoffs with respect to the Loan Agreement or its Obligations thereunder or with respect to any actions of Bank or any of its respective officers, directors, shareholders, employees, agents or attorneys, and each Borrower irrevocably and absolutely waives any such defenses, claims, counterclaims and setoffs and releases Bank and each of its respective officers, directors, shareholders, employees, agents and attorneys from the same.

4.4 Representations and Warranties. The representations and warranties of each Borrower contained in the Loan Agreement (as amended hereby) and the other Loan Documents (as amended in connection herewith), are true and correct.

4.5 No Event of Default. No Event of Default or condition which, but for the giving of notice or passage of time, would give rise to an Event of Default has occurred and is continuing.

4.6 Material Adverse Change. No material adverse change has occurred since the date of the most recent Financial Statements delivered to the Bank.

4.
REAFFIRMATION.

Each of the Borrowers hereby acknowledges and agrees that the terms and provisions hereof shall not affect in any way any payment, performance, observance or other obligations or liabilities of such Borrower under the Loan Agreement or under any of the other Loan Documents, all of which obligations and liabilities shall remain in full force and effect and extend to the further loans, extensions of credit and other obligations incurred under the Loan Documents, and each of which obligations and liabilities are hereby ratified, confirmed and reaffirmed in all respects.

5.
CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT.

In addition to all of the other conditions and agreements set forth herein, the effectiveness of this Amendment is subject to each of the following conditions precedent:

6.1 Amendment No. 7 to Amended and Restated Loan Agreement. Bank shall have received an original counterpart of this Amendment, executed and delivered by a duly authorized officer of each Borrower.

6.2 Twelfth Amended and Restated Line of Credit Note. Bank shall have received that certain Twelfth Amended and Restated Line of Credit Note, dated as of the date hereof, executed and delivered by a duly authorized officer of PLP, PLP Australia, PLP Poland, and PLP Austria, in favor of Bank.

6.3 Resolutions; Officer’s Certificate of PLP. Bank shall have received (a) a copy of the resolutions, in form and substance satisfactory to Bank, of the Board of Directors (or equivalent) of PLP authorizing the execution, delivery and performance of this Amendment and all other agreements, documents and instruments executed in connection therewith, (b) a certificate of the Secretary or Assistant Secretary of PLP, as to the incumbency and signature of the officers of PLP executing this Amendment and all other agreements, documents or instruments executed in connection therewith, together with evidence of the incumbency of each such Secretary or Assistant Secretary, and (c) a certificate of the Secretary or Assistant Secretary of PLP as to the Articles of Incorporation of PLP and as to the Code of Regulations of PLP.

6.4 Fees and Expenses. Borrowers shall have paid all fees of Bank in connection with this Amendment including, without limitation, all legal fees.

6.5 Other Documents and Deliveries. Bank shall have received such other agreements, documents, and instruments executed in connection with this Amendment and any other materials as reasonably requested by Bank.

6.
MISCELLANEOUS.

7.1 Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Ohio, without regard to principles of conflict of law.

7.2 Severability. Each provision of this Amendment shall be interpreted in such manner as to be valid under applicable law, but if any provision hereof shall be invalid under applicable law, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.

7.3 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart hereof by facsimile shall be effective as manual delivery of such counterpart; provided, however, that, each party hereto will promptly thereafter deliver counterpart originals of such counterpart facsimiles delivered by or on behalf of such party.

7.4 Nonwaiver. The execution, delivery, performance and effectiveness of this Amendment shall not operate nor be deemed to be nor construed as a waiver (i) of any right, power or remedy of Bank under the Loan Agreement, nor (ii) of any term, provision, representation, warranty or covenant contained in the Loan Agreement or any other documentation executed in connection therewith. Further, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Event of Default under the Loan Agreement, as amended by this Agreement.

7.5 Reference to and Effect on the Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Loan Agreement, as amended hereby, and each reference to the Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Loan Agreement, as amended hereby.

[Remainder of this page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, Borrowers have caused this Amendment No. 7 to Amended and Restated Loan Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

PREFORMED LINE PRODUCTS COMPANY
By:	/s/ Andrew S. Klaus
Name:	Andrew S. Klaus
Title:	Chief Financial Officer

PREFORMED LINE PRODUCTS (AUSTRALIA) PTY LTD
By:	/s/ Robert G. Ruhlman
Name	Robert G. Ruhlman
Title:	Chairman

BELOS-PLP S.A.
By:	/s/ Robert G. Ruhlman
Name:	Robert G. Ruhlman
Title:	Chairman

PT PREFORMED LINE PRODUCTS INDONESIA
By:	/s/ Robert G. Ruhlman
Name:	Robert G. Ruhlman
Title:	Chairman

PLP SUBCON GMBH
By:	/s/ Robert G. Ruhlman
Name:	Robert G. Ruhlman
Title:	Chairman

ACCEPTED BY:

PNC BANK, NATIONAL ASSOCIATION, as Bank
By:	/s/ Sherri A. Barr
Name:	Sherri A. Barr
Title:	Senior Vice President

Exhibit A

Amended and Restated Loan Agreement

See attached.

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The term “Subsidiary” shall mean a corporation or other business entity if shares constituting a majority of its outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) are (or upon exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by the corporation or other business entity in question or another “Subsidiary” of that corporation or other business entity or any combination of the foregoing.

2.
Letters of Credit. Bank agrees that, until the Expiration Date, Bank will issue such letters of credit (each, a “subject LC”) for any Borrower’s account as such Borrower may from time to time request, subject, however, to the conditions of this Agreement.
2.1.
Maximum. Bank shall not issue any subject LC if, after giving effect thereto,

(a) the sum of (i) the aggregate undrawn balance of all then outstanding subject LCs plus (ii) the aggregate amount of all unreimbursed draws of all then outstanding subject LCs (the “LC Exposure”) would exceed Fifteen Million Dollars ($15,000,000) or

(b) the sum of the then aggregate outstanding Revolving Loans plus the then LC Exposure would exceed $~~65,000,000~~90,000,000.

2.2.
Term. No subject LC shall permit any draft to be drawn thereunder on a date (the “last draw date”) that is more than one (1) year after the date of its issue, nor shall any subject LC permit the last draw date to be later than the Expiration Date. Notwithstanding the foregoing, a subject LC may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that upon not less than thirty (30) days written notice to Borrower Representative, Bank has the right to terminate such subject LC on each such annual expiration date and no renewal term may extend the term of the subject LC to a date that is later than the tenth (10th) day prior to the Expiration Date.
2.3.
Form. Each subject LC shall:

(a) be issued in such form as Bank may reasonably require,

(b) be either a commercial letter of credit used solely for the importation of goods in the ordinary course of any Borrower’s business or a standby letter of credit, and

(c) be denominated in Dollars or Agreed Foreign Currencies (as such terms are defined in the Revolving Note).

2.4.
Commission. Borrowers shall pay Bank at the issuance of each subject LC a non-refundable commission equal to

(a) Bank’s standard percentage fee of the face amount of each commercial import letter of credit, or

(b) the product of (i) the then Applicable Margin (as defined in the Note) multiplied by (ii) the face amount of each standby letter of credit,

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would not at any time exceed an amount equal to ten million dollars ($10,000,000) at any one time outstanding for all Companies.

5.4. Loans or Advances. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except (i) investments disclosed on the Borrowers’ Historical Financial Statements, (ii) any existing or future advances made to an officer or employee of any Borrower solely for the purpose of paying ordinary and reasonable business expenses of any Borrower, (iii) any existing or future investment in direct obligations of the United States of America or any agency thereof, in certificates of deposit issued by the Bank, or in any other money-market investment if it carries the highest quality rating of any nationally-recognized rating agency; provided, however, that no investment permitted pursuant to this clause (iii) shall mature more than ninety (90) days after the date when made, (iv) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business, (v) purchases or other acquisitions of all or substantially all of the capital stock of any corporation or other business enterprise expressly permitted under Section 5.8, or (vi) any existing or future investment, advance or loan; provided, however, that after giving effect thereto the aggregate amount of all investments, advances and loans (exclusive of investments, advances and loans permitted under clauses (i) through (v) of this Section 5.4) made by the Companies would not at any time exceed an aggregate amount equal to fifteen million dollars ($15,000,000) for all Companies.

5.5. Merger or Transfer of Assets. Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets (other than (y) transfers of inventory in the ordinary course of business and (z) other assets in the ordinary course of business having a value of not more than $5,000,000 in any fiscal year of PLP), operations or business, whether now owned or hereafter acquired, except, so long as both immediately before and after giving effect thereto, no Default of Event of Default exists or shall exist, a merger or consolidation involving only Subsidiaries of PLP, any merger of PLP with one or more of its Subsidiaries in which PLP is the surviving corporation, or any dissolution and liquidation of a Subsidiary of any Borrower.

5.6. Change in Business, Management or Ownership. Make or permit any change in its form of organization (except pursuant to a transaction permitted pursuant to Section 5.5), or the nature of its business as carried on as of the date hereof.

5.7. Dividends. Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity; provided, however, that PLP may declare and pay dividends (in cash or in kind) so long as (i) no Default or Event of Default shall then exist or would thereupon occur, and (ii) the amount or value of such dividend, when added to the amount and/or value of all dividends made by PLP in the fiscal year in which such dividend is proposed to be made, does not exceed five million dollars ($5,000,000); and provided, further, that any Subsidiary of PLP may declare and pay dividends to (in cash or in kind) PLP; and provided, further, that PLP may purchase, redeem, retire or otherwise acquire any of its equity so long as (i) no Default or Event of Default shall then exist or would thereupon occur, and (ii) the dollar amount of such purchase, redemption, retirement or acquisition, when added to the dollar amounts of all purchases, redemptions, retirements or acquisitions of its equity made by PLP during the period commencing after March ~~__, 2020~~ 2, 2022 and ending on the date of the proposed transaction, does not exceed forty million dollars ($40,000,000).

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than those referred to in Section 6.1 above) and such failure or default shall continue unremedied or uncured for a period of thirty (30) days after the earlier of knowledge by any Company of such failure or default or notice thereof from the Bank; providedthat in no event shall this Section 6.2 in any way serve to increase any of the grace periods set forth in Section 10 of the Revolving Note, Section 8 of the Term Note, or in any other Loan Document.

6.3. Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by any Borrower or any other Company to the Bank in connection with this Agreement shall be false, incorrect or incomplete in any material respect when made.

6.4. Other Default. The occurrence of an Event of Default as defined in the Note or any of the Loan Documents.

Upon the occurrence and during the continuance of an Event of Default, the Bank will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7. Conditions. The Bank’s obligation to make any advance under the Loan is subject to the conditions that as of the date of the advance:

7.1. Conditions to Effectiveness of this Agreement. The obligations of the Bank to enter into this Agreement shall not become effective until the date on which each of the conditions set forth below:

(a) This Agreement. Bank shall have received an original counterpart of this Agreement, executed and delivered by a duly authorized officer of each Borrower.

(b) Fees and Expenses. Borrowers shall have paid all fees of Bank in connection with this Agreement including, without limitation, all legal fees.

(c) Other Documents and Deliveries. Bank shall have received such other agreements, documents, and instruments executed in connection with this Agreement and any other materials as reasonably requested by Bank.

7.2 Conditions to Each Advance. In addition to the satisfaction of the conditions set forth in Section 7.1 above, the obligation of the Bank to make a Revolving Loan and to issue, amend, renew or extend any subject LC, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such letter of credit, as applicable.

(b) At the time of and immediately after giving effect to such Revolving Loan or the issuance, amendment, renewal or extension of such subject LC, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) After giving effect to any Revolving Loan or the issuance of any subject LC, the aggregate outstanding balance of the Revolving Loans plus the aggregate face amount of all outstanding subject LCs shall not exceed $~~65,000,000~~90,000,000.

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Each Revolving Loan and each issuance, amendment, renewal or extension of a subject LC shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

8. Expenses. Each Borrower agrees to pay the Bank, upon the execution of this Agreement, and otherwise on demand, all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the obligations arising under this Agreement and the other Loan Documents, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9. Increased Costs; Yield Protection. On written demand, together with written evidence of the justification therefor, the Borrowers agree to pay the Bank all direct costs incurred, anylosses suffered or payments made by theBank as a result of any Change in Law (hereinafter defined), imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets relative to the Loan. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. In addition, each Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any advance (or any part thereof) bearing interest under the Daily ~~LIBOR or LIBOR~~ BSBY Floating Rate or BSBY Rate with an interest period in excess of 7 days) which the Bank sustains or incurs as a consequence of either (i) a Borrower’s failure to make a payment on the due date thereof, (ii) a Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any advance, or (iii) a Borrower’s payment, prepayment or conversion of any advance bearing interest under the Daily ~~LIBOR or LIBOR~~ BSBY Floating Rate or BSBY Rate with an interest period in excess of 7 days on a day other than the last day of the applicable ~~LIBOR~~ Interest Period, including but not limited to the Cost of Prepayment. “Cost of Prepayment” means an additional amount, if any (in each case as specified by Bank in a certificate setting forth the basis of such computation), as is necessary to compensate Bank for any loss or costs (including, without limitation, any costs of exchange and costs of hedging) incurred by the Bank as a consequence of any of the actions described in clause (iii) of the preceding sentence. The Cost of Prepayment shall also apply to any payments made after acceleration of the maturity of the Note. The Bank’s determination of an amount payable under this paragraph shall, in the absence of manifest error, be conclusive and shall be payable on demand.

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